Exhibit 10.3

AMOUNT:  $250,000                                    DATE:  January 18, 2006

      FOR VALUE RECEIVED, BPK RESOURCES, INC. ("Borrower") hereby promises to pay to the order of BAMCO GAS, LLC ("Lender") the principal sum of TWO HUNDRED FIFTY THOUSAND ($250,000) DOLLARS. Payment in full, plus accrued interest of Ten (10%) percent per annum shall be made in lawful money of the United States, at the principal address of Lender, or such other place as the holder of this Note may designate, on or before March 31, 2006 (the "Maturity Date").

      Borrower shall have the privilege without premium or penalty, at any time and from time to time, of prepaying this Note in whole or in part.

      No partial prepayment shall postpone or interrupt the payment of the remaining principal balance, all of which shall continue to be due and payable at the time and the manner set forth above.

      Lender understands that Borrower will be using the proceeds of the loan to fund advances to Graphite Technologies, Inc, a Delaware corporation
("Graphite"). In the event that Borrower and Graphite terminate discussions regarding a possible business combination at any time prior to Borrower's repayment of all principal and interest due hereunder and as a result of such termination Borrower obtains any option or right to acquire an equity interest in Graphite, as an inducement to make the loan, Borrower shall assign to Lender a pro rata portion of such option. The pro rata portion of the option shall equal the product of the total amount of equity interest subject to the option and a fraction the numerator of which is the amount of this loan and denominator of which is the total amount of advances made by Borrower to Graphite.

      Borrower agrees that a default shall occur hereunder in the event that payment is not made on or prior to the Maturity Date and such default continues for a period of ten (10) days from the date of demand therefor. After the expiration of such ten (10) day period interest shall accrue on the unpaid balance due hereunder at a rate of Twelve (12%) percent, together with attorneys' fees for collection and payment of the same, which sums may be enforced and recovered by the entry of judgment on this.

      Borrower (and all endorsers, sureties and guarantors) waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note; liability hereunder shall be unconditional and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Lender.

      Borrower shall pay the cost of any revenue, tax or other stamps now or hereafter required by law at any time to be affixed to this Note or any security documents executed in conjunction herewith, and if any taxes be imposed with respect to debts secured by any such security documents or with respect to notes evidencing debts so secured Borrower agrees to pay or to reimburse Lender upon demand the amount of such taxes.

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      The words  "Lender"  and  "Borrower"  whenever  occurring  herein shall be deemed and construed to include their respective successors and assigns of Lender and Borrower.

      This instrument shall be construed according to and governed by the laws of the Commonwealth of Pennsylvania.

      IN WITNESS WHEREOF, Borrower has duly executed this Promissory Note under seal the day and year first above mentioned.

                               BPK RESOURCES, INC.
                               BY: /s/ Christopher H. Giordano
                                  ----------------------------
                                   NAME:  Christopher H. Giordano
                                   TITLE:  President